Exhibit 10.3

Execution Version

Shared Services Agreement

This Services Agreement (this “Agreement”), dated as of February 5, 2021 (the “Effective Date”), is entered into by and between iMedia Brands, Inc., a Minnesota corporation, with offices located at 6740 Shady Oak Road, Eden Prairie, Minnesota 55344 (“Service Provider”), and TCO, LLC, a Delaware limited liability company, with offices located at 6740 Shady Oak Road, Eden Prairie, Minnesota 55344 (“Customer”).

1.            Services. Service Provider shall provide to Customer the services (the “Services”) set out in Exhibit A. Service Provider shall provide the Services (a) in accordance with the terms and subject to the conditions set forth in this Agreement; (b) using personnel of required skill, experience, licenses, and qualifications; (c) in a timely, workmanlike, and professional manner; (d) in accordance with generally recognized industry standards in Service Provider’s field; and (e) to the reasonable satisfaction of Customer. Service Provider shall comply with all Customer rules, regulations, and policies when providing the Services. Nothing in this Agreement shall be construed to prevent Customer from itself performing or from receiving services from other providers that are similar or identical to the Services. Service Provider shall not subcontract the Services.

2.            Fees and Expenses. For the Services to be performed hereunder, Customer shall pay to Service Provider (against Service Provider’s invoice) a fee equal to the sum of (i) 5% of gross revenues of Customer plus (ii) the actual costs incurred for packing and shipping the products as set out in Exhibit A, payable in equal monthly installments (the “Fee”) to be paid to Service Provider within 5 days after the end of each month; provided that Service Provider has completed the Services contemplated under this Agreement (as set out in Section 1). The Fee is inclusive of all costs and expenses incurred by Service Provider in the provision of the Services unless otherwise agreed in writing with Customer.

3.            Intellectual Property. All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, “Intellectual Property Rights”) in and to all documents, work product and other materials that are delivered to Customer under this Agreement or prepared by or on behalf of Service Provider in the course of performing the Services (collectively, the “Deliverables”) shall be owned exclusively by Customer. Service Provider agrees, and shall cause its employees (collectively, “Service Provider Personnel”) to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, such Deliverables are hereby deemed a “work made for hire” for Customer. To the extent that any of the Deliverables do not constitute a “work made for hire,” Service Provider hereby irrevocably assigns, and shall cause the Service Provider Personnel to irrevocably assign to Customer, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. Service Provider shall cause Service Provider Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Service Provider Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

4.            Confidentiality. All non-public, confidential or proprietary information of Customer (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts, or rebates disclosed by Customer to Service Provider, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned by Service Provider in providing services, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for Service Provider’s use in performing this Agreement and may not be disclosed or copied unless authorized by Customer in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Service Provider’s breach of this Agreement; (b) is obtained by Service Provider on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) Service Provider establishes by documentary evidence, was in Service Provider’s possession prior to Customer’s disclosure hereunder; or (d) was or is independently developed by Service Provider without using any Confidential Information. Upon Customer’s request, Service Provider shall promptly return all documents and other materials received from Customer. Customer shall be entitled to injunctive relief for any violation of this Section.

5.            Term. This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of 1 year and will thereafter automatically renew for successive periods of 1 year unless either party provides written notice of non-renewal to the other party at least 30 days prior to the end of such Term, or if otherwise terminated pursuant to Section 6 (collectively, the “Term”).

6.            Termination. Either party may terminate this Agreement, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party: (a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach; (b) becomes insolvent or admits its inability to pay its debts generally as they become due; (c) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 7 business days or is not dismissed or vacated within 45 days after filing; (d) is dissolved or liquidated or takes any corporate action for such purpose; (e) makes a general assignment for the benefit of creditors; or (f) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

7.            Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, Service Provider shall promptly: (a) deliver to Customer all documents, work product, and other materials, whether or not complete, prepared by or on behalf of Service Provider in the course of performing the Services ; (b) return to Customer all Customer-owned property, equipment, or materials in its possession or control; (c) remove any Service Provider-owned property, equipment, or materials located at Customer’s locations; (d) deliver to Customer, all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Customer’s Confidential Information; (e)  provide reasonable cooperation and assistance to Customer upon Customer’s written request in transitioning the Services to an alternate service provider; (f) on a pro rata basis, repay all fees and expenses paid in advance for any Services which have not been provided; (g) permanently erase all of Customer’s Confidential Information from its computer systems; and (h) upon Customer’s request, certify in writing to Customer that it has complied with the requirements of this Section 7.

8.            Independent Contractor. It is understood and acknowledged that in providing the Services, Service Provider acts in the capacity of an independent contractor and not as an employee or agent of the Customer. Service Provider shall control the conditions, time, details, and means by which Service Provider performs the Services. Customer shall have the right to inspect the work of Service Provider as it progresses solely for the purpose of determining whether the work is completed according to this Agreement. Service Provider has no authority to commit, act for or on behalf of Customer, or to bind Customer to any obligation or liability. Service Provider shall not be eligible for and shall not receive any employee benefits from Customer and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums, and all similar taxes and fees relating to the fees earned by Service Provider hereunder.

9.            Indemnification. Each party hereby agrees to indemnify, defend, and hold harmless the other party and its officers, managers, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to any claim of a third party, Customer or Service Provider arising out of or occurring in connection with the gross negligence, willful misconduct, or material breach of this Agreement by the other party. Neither party may enter into any settlement or compromise with any third party for which it is seeking to be indemnified hereunder without the prior written consent of the party from which such indemnification is sought, which consent may not be unreasonably delayed or withheld.

10.          Compliance with Law. Service Provider is in material compliance with and shall materially comply with all applicable laws, regulations, and ordinances. Service Provider has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

11.          Insurance. During the Term and for a period of 12 months after expiration or termination of this Agreement for any reason, Service Provider shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers, which policy will include contractual liability coverage insuring the activities of Service Provider under this Agreement. Upon Customer’s request, Service Provider shall provide Customer with a certificate of insurance from Service Provider’s insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Customer as an additional insured. Service Provider shall provide Customer with 10 days’ advance written notice in the event of a cancellation or material change in Service Provider’s insurance policy. Except where prohibited by law, Service Provider shall require its insurer to waive all rights of subrogation against Customer’s insurers and Customer or the Indemnified Parties.

12.          General. Each of the parties hereto shall use commercially reasonable efforts to, from time to time at the request of the other party, without any additional consideration, furnish the other party such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. Each party shall deliver all communications in writing either in person, by certified or registered mail, return receipt requested and postage prepaid, by facsimile or email (with confirmation of transmission), or by recognized overnight courier service, and addressed to the other party at the addresses set forth above (or to such other address that the receiving party may designate from time to time in accordance with this section). This Agreement and all matters arising out of or relating to this Agreement, including tort and statutory claims are governed by, and construed in accordance with, the laws of Delaware, without giving effect to any conflict of laws provisions thereof that would result in the application of the laws of a different jurisdiction. Either party may institute any legal suit, action, or proceeding arising out of or relating to this Agreement in the federal or state courts in each case located in Wilmington, Delaware. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY: (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFOREMENTIONED COURTS; (B) WAIVES ANY OBJECTION TO THAT CHOICE OF FORUM BASED ON VENUE OR TO THE EFFECT THAT THE FORUM IS NOT CONVENIENT; (C) WAIVES ANY RIGHT TO TRIAL BY JURY; AND (D) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY DELAWARE LAW. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction. The parties may not amend this Agreement except by written instrument signed by the parties. No waiver of any right, remedy, power, or privilege under this Agreement (“Right(s)”) is effective unless contained in a writing signed by the party charged with such waiver. No failure to exercise, or delay in exercising, any Right operates as a waiver thereof. No single or partial exercise of any Right precludes any other or further exercise thereof or the exercise of any other Right. The Rights under this Agreement are cumulative and are in addition to any other rights and remedies available at law or in equity or otherwise. Neither party may directly or indirectly assign, transfer, or delegate any of or all of its rights or obligations under this Agreement, voluntarily or involuntarily, including by change of control, merger (whether or not such party is the surviving entity), operation of law, or any other manner, without the prior written consent of the other party. Any purported assignment or delegation in violation of this Section shall be null and void. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns. Except for the parties, their successors and permitted assigns, there are no third party beneficiaries under this Agreement. Any provision that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive such expiration or termination for the period specified therein, or if nothing is specified for a period of 12 months after such expiration or termination. This Agreement may be executed in counterparts.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

TCO, LLC

By:	/s/ Tim Peterman

Name: Tim Peterman

Title: Manager

IMEDIA BRANDS, INC.

By:	/s/ Tim Petermans

Name: Tim Peterman

Title: CEO

Exhibit A

DUTIES OF SERVICE PROVIDER